Exhibit 10.6
May 1, 2017
Eric Guichard
Dear Eric:
It’s an exciting time for Silvaco, Inc. and we are glad to have you on board! As we continue to grow, we are making it a priority to review and update our personnel policies and practices, and to ensure that both you and the Company have a clear and shared understanding about the terms and conditions of your employment. We think this is important for all employees, but it is particularly important for those of you who have been with the Company for a while, since the job, duties, compensation and benefits that were in place at the outset of your employment have evolved over time, along with the Company.
So, to ensure that you and the Company are in agreement, we’d like to take this opportunity to memorialize the terms of your employment with Silvaco, and to make sure that there is no misunderstanding between us. The following is a summary of the key employment terms currently in place between you and Silvaco:
Job Title:    VP of Applications, TCAD Division
Base Salary:    $210,080.16 annually, paid semi-monthly.
Corporate Bonus: You are eligible to participate in the Silvaco Corporate Annual Bonus pool. The Corporate Bonus Pool is a profit pool that is awarded based on key corporate and individual goals being obtained.
Benefits: In addition to your salary, you will continue to receive benefits for health, vision and dental, flex time off, life insurance and a 401(k)-retirement savings plan, all as outlined in our newly updated Employee Handbook.
The highlights of Silvaco Inc.’s current benefits package are described below. These benefits may change from time to time, upon reasonable notice. For more detail, please refer to the Employee Handbook:
•Medical, Dental, Vision & Life Insurance Benefits. Silvaco Inc. offers Anthem BlueCross HMO/ PPO Plans, Principal dental and VSP vision coverage to employees and their eligible dependents. The company pays 100% of the employee’s insurance premium and a portion of the eligible dependents premium. Silvaco also provides $200,000 of Life insurance and AD&D coverage at no cost to the employee minus applicable taxes.

4701 Patrick Henry Drive, Bldg. #2 • Santa Clara, CA 95054 • 408-567-1000 • FAX: (408) 496-6080

•401(k) Retirement Savings Plan. You are eligible to participate in Silvaco Inc. 401(k) Plan. The 401(k) Plan is offered through Securian Life Insurance Company.
•Flexible Time Off (FTO). Silvaco Inc. provides 12 days of paid Flexible Time Off (FTO) in the first year of employment, with accrual of 8 hours per month. These days are to be used for illness, personal time and vacation. We observe the following Holidays with paid time off: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving and Christmas Day.

Years Employed	Semi-Mo Accrual (Hrs.)	Day Per Year
Zero (0) to five (5)	4.00	12
Five (5) but less than ten (10)	5.33	16
More than ten (10)	6.00	18
•Stock Incentive Plan. Silvaco will continue to periodically issue Restricted Stock Units (RSU’s) to employees as incentive and reward for performance.
“At Will” Employment: Your employment with Silvaco is not for a specific period and constitutes “at will” employment. This means that either you or the Company can terminate the employment relationship at any time, with or without cause or notice. This term of employment cannot be changed except for in a writing signed by both you and the Company’s CEO.
No Conflicting Obligations: As stated in your original offer letter, you agree that, during the term of your employment with Silvaco, you will not engage in any other employment, occupation, consulting or business activity that directly conflicts with your obligations to Silvaco.
Proprietary Information and Inventions: As a term of employment, all employees are to sign a Proprietary Information Agreement. This agreement is a legal contract between Silvaco and the employee that outlines specific information that both parties agree will not be disclosed.
Entire Agreement: The terms set forth in this letter and the PIA that you signed on February 16, 2010 constitute the entire agreement between you and the Company with respect to your employment with Silvaco, and supersedes any prior agreements between us with respect to that subject matter.
We ask that you sign and date this letter in the space below to indicate your agreement with the terms outlined above. If you have any questions, please feel free to contact me at       .  We appreciate you continued contribution to our Silvaco team.

2811 Mission College Blvd., 6th Floor • Santa Clara, CA 95054 • 408-567-100 • www.silvaco.com

Sincerely,

/s/ Stephanie Ravizza

Stephanie Ravizza
Human Resources Manager
Silvaco, Inc.
I acknowledge and agree to the terms outlined above:

Employee Signature:	/s/ E Guichard

Date:	05/03/17

2811 Mission College Blvd., 6th Floor • Santa Clara, CA 95054 • 408-567-100 • www.silvaco.com